Exhibit 99.1
                                                                    News Release

News Media:                                             Financial:
Jeff Weir                                               Jennifer Stratiff
National Semiconductor                                  National Semiconductor
(408) 721-5199                                          (408) 721-5007
cell (408) 242-4827                                     invest.group@nsc.com
jeff.weir@nsc.com


National Semiconductor Announces $400 Million Stock Buy-Back Program

SANTA CLARA, CA - July 30, 2003 - National Semiconductor Corporation (NYSE:NSM), the premier analog company, today announced that the board of directors has authorized a program to repurchase up to $400 million of National's stock. The timing of the buy-back and the exact number of shares purchased will depend on market conditions. As of May 25, 2003, National's fiscal year-end, the company had 184 million shares of common stock outstanding.

"We've streamlined our expenses and focused on our core analog capabilities, which improves National's profitability and reduces our capital spending going forward," said Brian L. Halla, National's chairman, president and CEO. "In light of the progress we've made on these initiatives, this stock repurchase program is a natural next step for us to take."

Special Note
This release contains forward-looking statements dependent on a number of risks and uncertainties. These factors include, but are not restricted to, the timely completion of recently announced cost reduction actions. Other risk factors are included in the company's 10-K for the year ended May 25, 2003 (see the Outlook section of Management's Discussion and Analysis of Financial Condition and Results of Operations).

About National Semiconductor
National Semiconductor is the premier analog company driving the information age. Combining real-world analog and state-of-the-art digital technology, the company is focused on analog-based semiconductor products, which include stand-alone devices and subsystems in the areas of power management, imaging, display drivers, audio, amplifiers and data conversion. The company targets key markets such as wireless, displays, PCs, networks and a broad range of portable applications. With headquarters in Santa Clara, California, National reported sales of $1.67 billion for its most recent fiscal year. Additional company and product information is available on the World Wide Web at www.national.com.